Exhibit (d)(6)

AMENDED AND RESTATED
PREFERRED STOCK PURCHASE AGREEMENT

Dated as of November 27, 2006

Between

Asahi Tec Corporation

and

DaimlerChrysler Corporation

ARTICLE IV

Representations and Warranties of the Purchaser

SECTION 4.01.	Organization, Standing and Power	24
SECTION 4.02.	Accredited Investor; Private Offering	24
SECTION 4.03.	Authority; Execution and Delivery; Enforceability	24
SECTION 4.04.	No Conflicts; Consents	25
SECTION 4.05.	Information Supplied	26
SECTION 4.06.	Brokers	26

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01.	Conduct of Business	26

ARTICLE VI

Additional Agreements

SECTION 6.01.	Special Stockholder Meetings	28
SECTION 6.02.	Access to Information; Confidentiality	28
SECTION 6.03.	Commercially Reasonable Efforts; Notification	28
SECTION 6.04.	Fees and Expenses	30
SECTION 6.05.	Public Announcements	30
SECTION 6.06.	Transfer Taxes	30

ARTICLE VII

Conditions Precedent

SECTION 7.01.	Conditions to Each Party’s Obligation To Effect The Acquisition	30
SECTION 7.02.	Conditions to Obligations of the Purchaser	31
SECTION 7.03.	Condition to Obligation of the Company	32

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01.	Termination	33
SECTION 8.02.	Effect of Termination	34
SECTION 8.03.	Amendment	34

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AMENDED AND RESTATED PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of November 27, 2006, between Asahi Tec Corporation, a Japanese corporation (the “Company”), and DaimlerChrysler Corporation, (the “Purchaser”).

WHEREAS the Company and the Purchaser entered into a Stock Purchase Agreement dated as of August 31, 2006 (the “Original Agreement”), and wish to amend and restate the Original Agreement as set forth herein:

WHEREAS the Purchaser desires to purchase from the Company, and the Company desires to sell to the Purchaser, 97,098 newly issued shares of Class C Preferred Stock of the Company, which shall have an aggregate liquidation preference equal to 9,709,300,000 and the other terms and conditions set forth in the Share Terms (as defined in Section 9.03) (the “Shares”).

WHEREAS simultaneously with the execution and delivery of this Agreement and as a condition to the parties’ willingness to enter into this Agreement, the Company, Argon Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Acquisition Sub”), and Metaldyne Corporation, a Delaware corporation (“Mercury”), have entered into an amended and restated agreement and plan of merger dated as of the date of this Agreement (the “Merger Agreement”), whereby Acquisition Sub will be merged with and into Mercury, with Mercury as the surviving corporation, and Mercury will become a wholly-owned subsidiary of the Company (the “Merger”);

WHEREAS simultaneously with the execution and delivery of this Agreement and as a condition to the Company’s willingness to enter into this Agreement, (a) the Company and certain stockholders of Mercury listed on Schedule I hereto (the “Principal Company Stockholders”) have entered into an amended and restated stock purchase agreement dated as of the date of this Agreement (the “Company Stock Purchase Agreement”), whereby the Principal Company Stockholders will acquire shares of Company Common Stock (as defined in Section 3.03) using the Merger Consideration (as defined in the Merger Agreement) received by such Principal Company Stockholders as consideration for such shares, (b) the Company and Masco Corporation, the holder of the Series A Mercury Preferred Stock (“Masco”), have entered into an amended and restated agreement (the “Other Preferred Stock Purchase Agreement”) dated as of the date of this Agreement whereby Masco shall acquire newly issued Shares using the Merger Consideration received by Masco as consideration for such preferred stock and (c) the holders of the Series B Mercury Preferred Stock have entered into an amended and restated agreement (the “HIP Stock Purchase Agreement” and, together with the Other Preferred Stock Purchase Agreement and the Company Stock Purchase Agreement, the “Other Stock Purchase Agreements”) dated as of the date of this Agreement whereby holders of Series B Mercury Preferred Stock shall acquire (the “HIP Stock Acquisition”;

each of the transactions contemplated by the Company Stock Purchase Agreement, HIP Preferred Stock Purchase Agreement or an Other Stock Purchase Agreement an “Other Stock Acquisition”) newly issued shares of Company Common Stock, using the Merger Consideration received by such holders as consideration for such stock;

WHEREAS the Company and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition (as defined in Section 1.01) and also to prescribe various conditions to the Acquisition;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale of Shares; Dollar/Yen Exchange

SECTION 1.01. Purchase and Sale of the Shares. On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.01), the Company shall issue, sell, transfer and deliver to the Purchaser, and the Purchaser shall subscribe for and purchase from the Company, 97,098 Shares for a purchase price per share equal to ¥64,104 (the “Purchase Price”), payable in Japanese yen as set forth below in Section 2.02. The purchase and sale of the Shares is referred to in this Agreement as the “Acquisition”. The Acquisition and the other transactions contemplated by this Agreement and the other Transaction Agreements are referred to in this Agreement collectively as the “Transactions”.

SECTION 1.02. Dollar/Yen Exchange. On the terms and subject to the conditions of this Agreement, the Purchaser agrees that, in lieu of being paid the Merger Consideration (as defined in the Merger Agreement) to which it is entitled under the Merger Agreement in U.S. dollars, it will accept such Merger Consideration converted into Japanese yen at an exchange rate of ¥117.205 per U.S. dollar (the “Exchange Rate”). Prior to the Effective Time (as defined in the Merger Agreement), the Company shall deposit with the PCS Paying Agent (as defined in the Merger Agreement) the aggregate amount of the Merger Consideration, in yen determined at the Exchange Rate, due to the Purchaser under the Merger Agreement.

ARTICLE II

Closing

SECTION 2.01. Closing. The closing (the “Closing”) of the Acquisition shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue,

New York, New York 10019 at the same time during Tokyo business hours that the Merger closing occurs, on the second business day following the satisfaction (or, to the extent permitted, waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted, waived by the party or parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between the Company and the Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 2.02. Transactions to Be Effected at the Closing.

(a)  As soon as commercially practicable after the Closing, the Company shall deliver to the Purchaser certificates representing the Purchaser’s Shares with appropriate transfer tax stamps, if any, affixed; and

(b)  At the Closing, the Purchaser shall deliver to the PCS Paying Agent the Certificate or Certificates (as defined in the Merger Agreement) representing the shares of Series A-1 Mercury Preferred Stock held of record by the Purchaser, in accordance with the Merger Agreement and the instructions provided in the letter of transmittal provided to the Purchaser by the PCS Paying Agent, and, upon such delivery, shall instruct the PCS Paying Agent to deliver, from the Merger Consideration represented by such Certificate or Certificates, to the Company payment, to a bank account designated in writing by the Company (such designation to be made at least two business days prior to the Closing Date), of immediately available funds in an amount of Japanese yen equal to the Purchase Price multiplied by the number of Shares to be acquired by the Purchaser.

SECTION 2.03. Liquidated Damages. If the Company breaches its obligation under Section 1.01 to deliver the Shares at Closing as required by Section 2.02(a), (i) the Company promptly shall pay Purchaser, in immediately available funds in Japanese yen, the amount of ¥9,709,300,000 plus interest at an annual rate of 3.75% determined from January 1, 2006, until the date of payment and (ii) Purchaser shall instruct the PCS Paying Agent to deliver the Merger Consideration represented by the Certificate or Certificates representing the shares of Series A-1 Mercury Preferred Stock held of record by Purchaser prior to the effectiveness of the Merger to a bank account designated in writing by the Company. The Company and Purchaser have provided for the foregoing amount in clause (i) as liquidated damages and not as a penalty because they each value the Shares at the amount provided in clause (i).

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to the Purchaser that, except as set forth in the letter, dated as of the date of this Agreement, from the Company to the Purchaser (the “Company Disclosure Letter”):

SECTION 3.01. Organization, Standing and Power. Each of the Company and each of its subsidiaries, including such entities organized under the laws of non-Japanese jurisdictions (the “Company Subsidiaries”), is duly organized, validly existing and in good standing (where such concept is applicable) under the laws of the jurisdiction in which it is organized and has full corporate power and authority, except, in the case of the Company Subsidiaries that are not Significant Company Subsidiaries (as defined below), where the failure to be duly organized, validly existing and in good standing, individually or in the aggregate, has not had and would not be reasonably likely to have a material adverse effect on the Company (a “Company Material Adverse Effect”). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary or the failure to so qualify has had or would be reasonably likely to have a Company Material Adverse Effect. The Company has made available to the Purchaser true and complete copies of the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”).

SECTION 3.02. Company Subsidiaries; Equity Interests. (a) Section 3.02(a) of the Company Disclosure Letter lists each Significant Company Subsidiary (as defined below) and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are, as of the date of this Agreement, owned by the Company, by one or more Company Subsidiaries or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, rights of first refusal, options, restrictions (other than restrictions imposed under applicable Law), leases, licenses, easements, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”). The Company has made available to the Purchaser true and complete copies of the articles of incorporation and by-laws, or comparable charter and organizational documents, of each Significant Subsidiary, in each case amended through the date of this Agreement. For purposes of this Agreement, a “Significant Company Subsidiary” means any subsidiary of the Company that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the United States Securities and Exchange Commission (the “U.S. SEC”).

(b)  Except for its interests in the Company Subsidiaries, the Company does not as of the date of this Agreement own, directly or indirectly,

any capital stock, membership interest, partnership interest, joint venture interest or other equity interest with a fair market value in excess of $1 million in any person.

SECTION 3.03. Capital Structure; the Shares. (a)  As of the date of this Agreement, the authorized number of shares of each class of capital stock of the Company consists of 358,412,200 shares of Company common stock (“Company Common Stock”), 28,572,000 shares of Company Preferred Class A Stock (“Company Class A Preferred Stock”) and 80,000,000 shares of Company Preferred Class B Stock (“Company Class B Preferred Stock” and, together with the Company Class A Preferred Stock, the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). As of the date of this Agreement, the total authorized number of shares of Capital Stock of the Company is 397,510,516 shares. As of the date of this Agreement, (i) 60,320,132 shares of Company Common Stock and 28,572,000 shares of Company Class A Preferred Stock and 10,526,316 shares of Company Class B Preferred Stock were issued and outstanding, (ii) 90,294 shares of Company Common Stock were held by the Company in its treasury and (iii) 5,217,882 shares of Company Common Stock were subject to outstanding options to purchase Company Common Stock (“Company Stock Options”). Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. As of the date of this Agreement, there were outstanding Company Stock Options to purchase 2,429,558 shares of Company Common Stock with exercise prices on a per share basis lower than ¥220 and the weighted average exercise price of such Company Stock Options was equal to ¥204.8 per share. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Closing will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Japanese Corporation Law (“JCL”), the Company Charter or any Contract (as defined in Section 3.05) to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except as set forth above and except for the Equity Commitment (as defined below), there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Common Stock. There are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

(b)  Assuming the Purchaser has the requisite power and authority to be the lawful owner of the Shares, upon payment of the Purchase Price by the Purchaser at the Closing, such Shares will be duly authorized, validly issued, fully paid and non-assessable, and, subject to the terms of this Agreement and the Share Terms, free and clear of any Liens, other than those arising from acts of the Purchaser or its affiliates. Other than this Agreement, the Shares are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

(c)  As of the date of this Agreement, the TSE (as defined in Section 3.05(b)) has acknowledged the Transactions, has indicated (orally or in writing) to the Company (or its representatives) that the consummation of the Transactions will not result in a proceeding by the TSE to delist the Company Common Stock from the TSE and the Company has not been notified (and none of the directors of the Company has been notified) that the TSE has commenced or intends to commence a proceeding to delist the Shares from the TSE as a result of the Transactions.

SECTION 3.04. Authority; Execution and Delivery; Enforceability. (a)  The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to consummate the Transactions to which it is a party. The execution and delivery by the Company of this Agreement and each of the Transaction Agreements to which it is a party and the consummation by the Company of the Transactions to which it is a party have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the issuance of the Shares, to receipt of the Company Stockholder Approval (as defined below). The Company has duly executed and delivered this Agreement, and each Transaction Agreement to which it is a party and this Agreement and each Transaction Agreement to which it is a party, assuming the due authorization, execution and delivery thereof by the other parties hereto and thereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b)  The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held duly and unanimously adopted resolutions (i) approving this Agreement and the other Transaction Agreements, the Acquisition and the other Transactions, (ii) determining that the terms of the Acquisition and the other Transactions are fair to and in the best interests of the stockholders of the Company, (iii) approving the amendment of the Company Charter to authorize the Shares (the “Company Charter Amendment”) and (iv) recommending that the Company’s stockholders approve the Company Charter Amendment.

(c)  The only vote of holders of any class or series of Company Capital Stock necessary to consummate the Acquisition and other Transactions is (A) the approval of the Company Charter Amendment (i) by the two-thirds affirmative vote of the total number of votes held by the stockholders present at the Company Common Stock stockholders meeting, (ii) by the two-thirds affirmative vote of the total number of votes held by the stockholders present at the Company Class A Preferred Stock stockholders meeting, (iii) by the two-thirds affirmative vote of the total number of votes held by the stockholders present at the Company Class B Preferred Stock stockholders meeting, and (iv) by the two-thirds affirmative vote of the total number of votes held by the stockholders present at the general stockholders meeting of the Company, (B) the approval of the delegation of authority to the Board of Directors to determine the terms of the issuance of the Company Class C Preferred Stock upon favorable terms by the two-thirds affirmative vote of the total number of votes held by the stockholders present at the general stockholders meeting of the Company and (C) the approval of the delegation of authority to the Board of Directors to determine the terms of the issuance of Company Stock Options upon favorable terms by the two-thirds affirmative vote of the total number of votes held by the stockholders present at the general stockholders meeting of the Company, which, in the case of each of (A), (B) and (C), may and will be effected at the Company Stockholder Meetings (as defined in Section 6.01(b)) (the “Company Stockholder Approval”). The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to approve any Transaction Agreement or consummate any Transaction other than the Company Charter Amendment and the matters referred to in this Section 3.04(c).

SECTION 3.05. No Conflicts; Consents. (a)  The execution and delivery by the Company of this Agreement and each Transaction Agreement to which it is a party do not and the consummation of the Acquisition and the other Transactions to which it is a party and compliance with and performance of the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter or the comparable charter or organizational documents of any Significant Company Subsidiary, (ii) subject to effectiveness of the Company Facility Amendments (as defined in Section 3.20) as contemplated by the Company Consent Letter (as defined in Section 3.20), any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any material judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect (excluding for purposes of this Section 3.05(a) and the application of Section 7.02(a) hereto, clause (a)(iii) of the definition “material adverse effect”).

(b)  No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any national, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or any Transaction Agreement to which it is a party and the consummation of the Transactions to which it is a party, other than (i) compliance with and filings under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) Japanese Anti-Monopoly Law (Law No. 54 of 1947, as amended) (the “Japanese Anti-Monopoly Law”), (C) other Antitrust Laws (as defined in Section 6.03(c)), (D) the Foreign Exchange and Foreign Trade Law of Japan (Law No. 228 of 1949, as amended) (the “FEL”), (E) the rules and regulations of the Tokyo Stock Exchange (“TSE”), (F) the JCL and (G) the Japanese Commercial Registration Law (Law No. 125 of 1963, as amended) (the “CRL”), (ii) the filing with the U.S. SEC of (A) an information statement with respect to the Merger (such information statement, including all information required to be included therein by Rule 13e-3 promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), as such information statement is amended from time to time, the “U.S. Information Statement”) and (B) such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements, the Merger and the other Transactions, (iii) the filing with the Kanto Local Finance Bureau or any other local finance bureau (collectively, the “Bureau”) of such registration, reports and other information (such registration, reports and other information, as amended from time to time, the “Information Statement”) as may be required under the Japanese Securities and Exchange Law (Law No. 25 of 1948, as amended) (the “SEL”) in connection with this Agreement, the other Transaction Agreements, the Acquisition and the other Transactions, (iv) the filing of a certificate of merger in connection with the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (v) compliance with and such filings as may be required under applicable Environmental Laws (as defined in Section 3.14), (vi) such filings as may be required in connection with the Taxes described in Section 6.06, (vii) filings under any applicable state takeover Law and (viii) such other items (A) required solely by reason of the participation of the Purchaser (as opposed to any third party) in the Transactions or (B) that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect (excluding for purposes of this Section 3.05(b) and the application of Section 7.02(a) hereto, clause (a)(iii) of the definition “material adverse effect”).

SECTION 3.06. SEL Documents; Undisclosed Liabilities. (a)  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the Bureau, since March 31, 2006, pursuant to the regulations of the SEL (the “Company SEL Documents”).

(b)  As of its respective date, each Company SEL Document complied in all material respects with the requirements of the SEL, as the case may be, and the rules and regulations under the SEL applicable to such Company SEL Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEL Documents comply as of their respective dates as to form in all material respects with applicable accounting requirements and the published rules and regulations under the SEL with respect thereto, have been prepared in accordance with Japanese generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments and lack of footnote disclosure as permitted under the SEL.

(c)  Except as set forth in the most recent audited consolidated balance sheet of the Company (including the notes thereto) included in the Filed Company SEL Documents (as defined in Section 3.08), and except for liabilities and obligations incurred in the ordinary course of business since the date of such balance sheet, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto that, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

(d)  The effectiveness of any additional disclosure requirement or applicable accounting rule, consensus or pronouncement that has been formally proposed or adopted by the FSA (as defined in Section 6.01), any Japanese financial accounting standards board or any similar body but that is not yet in effect, is not reasonably likely to lead to any material change in the Company’s disclosures as set forth in the Filed Company SEL Documents.

(e)  None of the Company Subsidiaries is, or has at any time since March 31, 2006, been, subject to (separately from the Company) the reporting requirements under the SEL.

SECTION 3.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Information Statement or any other document required to be filed by the Company with the Bureau relating to the Transactions, including the Acquisition (the “Company Disclosure Documents”) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Disclosure Documents will comply as to form in all material respects with the requirements of the SEL and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein or omitted therefrom based on information supplied by the Purchaser in writing for inclusion or incorporation by reference therein.

SECTION 3.08. Absence of Certain Changes or Events. (a)  From the date of the most recent audited financial statements included in the Company SEL Documents filed and publicly available prior to the date of this Agreement (the “Filed Company SEL Documents”) to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

(i) any event, change, effect, development or state of facts that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect;

(ii) any declaration, setting aside, allotment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock or any repurchase for value by the Company of any Company Common Stock;

(iii) any split, combination or reclassification of any Company Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock;

(iv) (A) any grant by the Company or any Company Subsidiary to any current director or officer of the Company or to any other employee or independent contractor of the Company or any Company Subsidiary reasonably likely to earn annual base compensation and bonuses in 2006 of $200,000 or more (any such current director or officer of the Company or other employee or independent contractor, a “Covered Participant”) of any loan or any increase in any type of compensation, benefits, perquisites or bonus or award opportunity, except for grants of normal cash bonus opportunities, normal increases of cash compensation and increases in fringe or other benefits that are not material, in each case in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEL Documents, (B) any grant by the Company or any Company Subsidiary to any Covered Participant of any severance, change in control, termination or similar compensation or benefits or increases therein, or of the right to receive any severance, change in control, termination or similar compensation or benefits or increases therein, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEL Documents, (C) any action by the Company or any Company Subsidiary to fund or in any other way secure the payment of a material amount of compensation or benefits under any Company Benefit Plan (as defined in Section 3.10(a)) or Company Benefit Agreement (as defined in Section 3.10(b)) or (D) any entry by the Company or any Company Subsidiary into, or any amendment of, any Company Benefit Agreement with any Covered Participant;

(v) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect;

(vi) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP or applicable Law;

(vii) any material elections with respect to Taxes (as defined in Section 3.09) by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund;

(viii) any material revaluation by the Company or any Company Subsidiary of any of the material assets of the Company or any Company Subsidiary, except insofar as may have been required by applicable Law; or

(ix) any action by the Company or any Company Subsidiary which, if taken after the date hereof, would constitute a breach of any provisions of Section 5.01(a)(ii), (iv) or (vi) or any authorization, consent or agreement by the Company or any Company Subsidiary to take any of the actions prohibited by the foregoing provisions of Section 5.01(a).

SECTION 3.09. Taxes. (a)  The Company, and each Company Subsidiary, has duly and timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it. All such Tax Returns were true, correct and complete in all material respects. All material Taxes owed (whether or not shown on any Tax Return) have been timely paid in full. To the Company’s knowledge, no claim has been made in writing during the three year period ending on the Closing Date by an authority in a jurisdiction where the Company, or any Company Subsidiary, does not file Tax Returns that the Company, or any Company Subsidiary, is or may be subject to taxation by that jurisdiction. There are no liens with respect to Taxes upon any asset of the Company, or any Company Subsidiary, other than liens for Taxes not yet due and payable.

(b)  The Company, and each Company Subsidiary, has deducted, withheld and timely paid to the appropriate governmental authority all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Company, and each Company Subsidiary, has complied with all material reporting and record keeping requirements.

(c)  No dispute, audit, investigation, proceeding or claim concerning any material Tax liability of the Company, or any Company Subsidiary, has been raised by a governmental authority in writing, and to the Company’s knowledge, no such dispute, audit, investigation, proceeding, or claim is pending or being conducted. The Company has provided or made available to the Purchaser true, correct and complete copies of all material Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company or any Company Subsidiary since January 1, 2001.

(d)  The Company, and each Company Subsidiary, has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. The Company, and each Company Subsidiary, has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. Section 3.09(d) of the Company Disclosure Letter lists all closing agreements, private letter rulings, technical advice memoranda, binding oral agreements, rulings or advice or similar agreements or rulings relating to Taxes that have been entered into or issued by any governmental authority with or in respect of the Company and each Company Subsidiary since January 1, 2001.

(e)  The Company, and each Company Subsidiary, is not a party to any contractual obligation relating to Tax sharing or Tax allocation, other than customary commercial agreements with vendors, lenders, customers and other third parties (such as tax gross-ups in loan agreements or property tax escalation clauses in real estate leases) entered into in the ordinary course of business. The Company, and each Company Subsidiary, does not have any material liability for the Taxes of any person under any provision of national, local or foreign law, as a transferee or successor or by contract.

(f)  The Company, and each Company Subsidiary, will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) any “closing agreement” as described in any provision of national, state, local or foreign income Tax law executed on or prior to the Closing Date, (b) any deferred intercompany gain or excess loss account described in any provision or administrative rule of national, local or foreign law, (c) any installment sale or open transaction disposition made on or prior to the Closing Date, or (d) any prepaid amount received on or prior to the Closing Date.

(g)  For purposes of this Agreement:

“Tax” or “Taxes” means (i) any and all national, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor or by contract.

“Tax Return” or “Return” means all national, local and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 3.10. Absence of Changes in Benefit Plans. (a)  From the date of the most recent audited financial statements included in the Filed Company SEL Documents to the date of this Agreement, neither the Company nor any Company Subsidiary has terminated, adopted, amended, modified or agreed to terminate, adopt, amend or modify (or announced an intention to terminate, adopt, amend or modify), in any material respect, any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, equity compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, unemployment insurance, severance, change in control, termination, retention, disability, death benefit, hospitalization, medical or other welfare benefit or other employee benefit plan, program, policy or arrangement, whether oral or written, funded or unfunded, sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company or any Company Subsidiary or any other person or entity that, together with the Company or any Company Subsidiary, is treated as a single employer under any applicable Law (each, a “Commonly Controlled Entity”), in each case providing benefits to any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary (each, a “Participant”) and whether or not subject to Japanese law (all such plans, programs and arrangements, including any such plan, program or arrangement entered into or adopted on or after the date of this Agreement, “Company Benefit Plans”) or has made any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan that is a Company Pension Plan (as defined in Section 3.11(a)), or any material change in the manner in which contributions to any such Company Pension Plan are made or the basis on which such contributions are determined.

(b)  As of the date of this Agreement, there is not any material (i) employment, deferred compensation, severance, change in control, termination, employee benefit, loan, indemnification, retention, equity compensation, bonus, award, consulting or similar agreement between the Company or any Company Subsidiary, on the one hand, and any Participant, on the other hand, (ii) agreement between the Company or any Company Subsidiary, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of transactions involving the Company or any Company Subsidiary of the nature contemplated by this Agreement or (iii) trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Participant (all such agreements under clauses (i), (ii) and (iii), collectively, “Company Benefit Agreements”).

(c)  To the Company’s knowledge, the exercise price of each Company Stock Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Stock Option.

SECTION 3.11. Benefit Plans. (a)  Section 3.11(a) of the Company Disclosure Letter contains a complete and correct list of all Company Benefit Plans that are “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA (a “Company Pension Plan”), or “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), whether or not subject to ERISA, and all other material Company Benefit Plans. The Company has delivered or made available to the Purchaser complete and correct copies of (i) each such Company Benefit Plan and each material Company Benefit Agreement (or, in the case of any such Company Benefit Plan or material Company Benefit Agreement that is unwritten, a written description thereof), (ii) the two most recent annual reports required to be filed, or such similar reports, statements, information returns or material correspondence required to be filed with or delivered to any Governmental Entity, with respect to each material Company Benefit Plan, (iii) the most recent summary plan description for each material Company Benefit Plan for which a summary plan description is required under applicable Law, and any summary of material modifications prepared for each material Company Benefit Plan, (iv) each trust agreement and group annuity or insurance contract and other documents relating to the funding or payment of benefits under any material Company Benefit Plan, (v) the most recent determination or qualification letter issued by any Governmental Entity for each Company Benefit Plan intended to qualify for favorable Tax treatment for which such a letter has been obtained, as well as a true, correct and complete copy of each pending application therefor, if applicable, and (vi) the two most recent actuarial valuations for each material Company Benefit Plan for which actuarial valuations have been obtained. Section 3.11(a) of the Company Disclosure Letter sets forth the forecasted obligation amount as of December 31, 2005, as determined by GAAP, for each Company Benefit Plan. Proper provision or reserve for the Company Benefit Plans and for all private pension payments reasonably likely to be required to be made by the Company has been made for accounting purposes under GAAP.

(b)  (i) Each Company Benefit Plan has been administered in compliance with its terms, and (ii) each Company Benefit Plan (and the Company and the Company Subsidiaries with respect to such plans) is in compliance with applicable Law and the terms of any applicable collective bargaining agreements, except for such instances of noncompliance with either plan terms or Laws that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect.

(c)  Each Company Benefit Plan required to have been approved by any non-U.S. Governmental Entity (or permitted to have been approved to obtain any beneficial Tax or other status) has been so approved; no such approval has been revoked (nor, to the knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval that could reasonably be expected to affect any such approval, except for such failures to approve, revocations of approval and events that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

(d)  None of the Company, any Company Subsidiary, any employee of the Company or any Company Subsidiary, any of the Company Benefit Plans, including the Company Pension Plans and, to the knowledge of the Company, any trusts created under any of the Company Benefit Plans or any trustee, administrator or other fiduciary of any Company Benefit Plan or trust created thereunder and any agent of the foregoing, has engaged in a “prohibited transaction” under applicable Law or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary, any such employee or any of the Company Benefit Plans, or, to the knowledge of the Company, any such trust, trustee, administrator or other fiduciary, to Tax or penalty on prohibited transactions imposed under applicable Law or any other liability for breach of fiduciary duty under any applicable Law, except for such prohibited transactions and other breaches of fiduciary responsibility that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

(e)  With respect to any Company Benefit Plan that is an employee welfare benefit plan, whether or not subject to ERISA, no such Company Benefit Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries).

(f)  No Participant will be entitled to (i)(A) any severance, separation, change of control, termination, bonus or other additional compensation or benefits, or (B) any acceleration of the time of payment or vesting of any compensation or benefits, including the accelerated vesting of Company Stock Options held by such Participant, or the forgiveness of indebtedness owed by such Participant, in each case as a result of any of the Transactions (alone or in combination with any other event) or in connection with the termination of such Participant’s employment on or after the Effective Time or (ii) any compensation or benefits related to or contingent upon, or the value of which will be calculated on the basis of, any of the Transactions (alone or in combination with any other event). The execution and delivery of this Agreement and the consummation of the Transactions (alone or in combination with any other event) and compliance by the Company with the provisions hereof do not and will not require the funding (whether through a grantor trust or otherwise) of any Company Benefit Plan, Company Benefit Agreement or any other employment arrangement and will not limit the Company’s ability to amend, modify or terminate any Company Benefit Plan or Company Benefit Agreement.

(g)  Since January 1, 2003, and through the date of this Agreement, neither the Company nor any Company Subsidiary has received notice of, and, to the knowledge of the Company, there are no (i) pending termination proceedings or other suits, claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), actions or proceedings against, or involving or asserting any rights or claims to benefits under, any Company Benefit Plan or Company Benefit Agreement or (ii) pending investigations (other than routine inquiries) by any Governmental Entity with respect to any Company Benefit Plan or Company Benefit Agreement, except for such proceedings, suits, claims, actions and investigations that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

(h)  Neither the Company nor any Company Subsidiary has any liability or obligations, including under or on account of a Company Benefit Plan or Company Benefit Agreement, arising out of the hiring of persons to provide services to the Company or any Company Subsidiary and treating such persons as consultants or independent contractors and not as employees of the Company or any Company Subsidiary, except for any such liability and obligations that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

(i)  None of the employees of the Company or any Company Subsidiary is a member of, represented by or otherwise subject to any (i) labor union, works council or similar organization or (ii) collective bargaining agreement, industry-wide collective bargaining agreement or any similar collective agreement, in each case with respect to such employee’s employment by the Company or any Company Subsidiary, and the Company and the Company Subsidiaries do not have any obligation (including to inform or consult with any such employees or their representatives in respect of the Transactions) with respect to any such organization or agreement. Each of the Company and the Company Subsidiaries is in compliance with all applicable

Laws and orders with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, pay equity and workers compensation, and is not engaged in any unfair labor practice, except for such failures to comply and unfair labor practices that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect. There is no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened before the competent Labor Standards Supervision Office (“Roudou Kijun Kantoku Sho”), the competent Committee on Labor Affairs (“Roudou I-inkai”) or any comparable Governmental Entity that has had or would be reasonably likely to have a Company Material Adverse Effect. Since December 31, 2003, there has been no, and there currently is no, labor strike, material dispute, request for representation, union organization attempt, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that has had or would be reasonably likely to have a Company Material Adverse Effect.

SECTION 3.12. Litigation. (a)  As of the date of this Agreement, there is no claim, demand, suit, action or proceeding pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any Company Subsidiary that involves an amount in controversy in excess of $1.0 million, seeks material injunctive relief or would be reasonably likely to have a Company Material Adverse Effect, if resolved in accordance with the plaintiff’s demands.

(b)  There is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary nor is there any judgment outstanding against the Company or any Company Subsidiary that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect.

SECTION 3.13. Compliance with Applicable Laws. The Company and the Company Subsidiaries and their relevant personnel and operations are in compliance with all applicable Laws, including those relating to occupational health and safety except for any such failure to be in compliance as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance with any applicable Law except for such failure to be in compliance as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have in effect all permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”), necessary for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except for such Permits the absence of which, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect and there has occurred no violation of, default (with or without the lapse of time or the giving of notice, or both) under, or event giving to others any right of termination, amendment or cancelation of, with or without notice or lapse of time or both, any such Permit, except for such violations, defaults or events that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect. This Section 3.13 does not relate to matters with respect to Taxes, which are the subject of Section 3.09 or to Environmental Permits or Environmental Laws, which are the subject of Section 3.14.

SECTION 3.14. Environmental Matters. Except for such matters that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect:

(a)  The Company and each of the Company Subsidiaries are in compliance with all Environmental Laws (as defined below).

(b)  Since July 31, 2003, neither the Company nor any of the Company Subsidiaries has received any written communication that alleges that the Company or any of its subsidiaries is in violation of or has liability under any Environmental Law or written request for information pursuant to any Environmental Law.

(c)  (i) The Company and each of the Company Subsidiaries have obtained and are in compliance with all Permits pursuant to Environmental Law (collectively “Environmental Permits”) necessary for their operations as presently conducted and (ii) all such Environmental Permits are valid and in good standing.

(d)  There are no Environmental Claims pending or, to the knowledge of the Company, threatened in writing, against the Company or any of the Company Subsidiaries.

(e)  Neither the Company nor any of the Company Subsidiaries has entered into or agreed to, or is otherwise subject to, any Judgment relating to any Environmental Law or to the investigation or remediation of Hazardous Materials (as defined below).

(f)  There has been no treatment, storage or Release (as defined below) of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any person whose liabilities the Company or any of the Company Subsidiaries has retained or assumed either contractually or by operation of law.

(g)  None of the Company, the Company Subsidiaries or any Person whose liabilities the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of law, has manufactured, sold or distributed any products containing asbestos in any form.

(h)  (i) neither the Company nor any of the Company Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that would be reasonably likely to form the basis of any Environmental Claim (as defined below) against the Company or any of the Company Subsidiaries, and (ii) to the knowledge of the Company, no Environmental Claims are pending against any Person whose liabilities the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of law.

(i)  Definitions. As used in this Agreement:

(1) “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, directives, claims, liens, Judgments, investigations, proceedings or written notices of noncompliance, violation or potential responsibility alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (x) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (y) the failure to comply with any Environmental Law;

(2) “Environmental Laws” means all applicable national, local and foreign laws, rules, regulations, Judgments, legally binding agreements, standards prescribed by Governmental Entities or Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution or protection or restoration of natural resources or the environment (including ambient air, indoor air, surface water, groundwater, land surface or subsurface strata), endangered or threatened species or human health (to the extent relating to exposure to Hazardous Materials);

(3) “Hazardous Materials” means any contaminant, pollutant, waste or other substance which is defined as hazardous or toxic under Environmental Laws, or the release or presence of which is regulated under any Environmental Law; and

(4) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, indoor air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

SECTION 3.15. Intellectual Property. The Company or one of the Company Subsidiaries owns, or is validly licensed or otherwise has the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, domain names and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) used in the conduct of the business of the Company and the Company Subsidiaries, except where the failure to own, be validly licensed or have the right to use such Intellectual Property Rights, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect. No claims are pending or, to the knowledge of the Company, threatened in writing that the Company or any Company Subsidiary is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right, except for any such claims that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect. To the knowledge of the Company, no person is infringing the rights of the Company or any Company Subsidiary with respect to any Intellectual Property Right, except for such infringements that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

SECTION 3.16. Contracts. (a)  None of the Company, any of the Company Subsidiaries or, to the knowledge of the Company, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, have not resulted and would not be reasonably likely to result in a Company Material Adverse Effect. A “Company Material Contract” means any contract to which the Company or any Company Subsidiary is a party that provides for payment or series of payments or performance by a party thereto having an aggregate value exceeding 100 million Japanese yen or equivalent amount of foreign currency therewith per year.

(b)  All Company Material Contracts are valid, binding and in full force and effect and are enforceable by the Company or the applicable Company Subsidiary in accordance with their terms, except for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect. None of the Company and the Company Subsidiaries has received any written notice of the intention of any party to terminate any Company Material Contract. Complete and correct copies of all Company Material Contracts, together with all material modifications and amendments thereto, have been made available to the Purchaser (either as an exhibit to a Filed SEL Document or otherwise).

SECTION 3.17. Title to Real Properties. (a)  Each of the Company and each Company Subsidiary has good and marketable title to, or valid leasehold interests in, all its real properties free and clear of all Liens, except for such defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

(b)  Except where the failure to comply, the failure to be in full force and effect or the default has not had and would not be reasonably likely to have a Company Material Adverse Effect, each of the Company and each Company Subsidiary has complied in all respects with the terms of all leases to which it is a party and under which it is in occupancy, all such leases are in full force and effect and no extant notice of default has been given by either party to such leases, and no event has occurred, which with the giving of notice or the passage of time or both would constitute a default under any of such leases.

SECTION 3.18. Customers and Suppliers. (a)  Since January 1, 2005, there has been no adverse change in the relationship of the Company with any customer of the Company or any Company Subsidiary with annual sales of $15 million or more or any of the 15 largest suppliers to the Company or any Company Subsidiary by annual sales volume (excluding utilities), except for such change that, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect.

(b)  To the Knowledge of the Company, there is no material dispute with any customer with annual sales of $15 million or more in connection with any product sold by the Company or any Company Subsidiary to any such customer that has given rise or would be reasonably likely to give rise to a material liability or cost, except for such dispute that, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect.

SECTION 3.19. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Deutsche Bank Securities Inc. and RHJI, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Acquisition and the other Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.20. Financing. (a)  The Company has received and accepted (1) a commitment letter dated November 27, 2006 (the “Commitment Letter”), from the lenders party thereto (collectively, the “Lenders”) relating to the commitment of the Lenders to provide the debt financing required by Mercury and its subsidiaries to effect the Refinancing (as defined below) and to pay related fees and expenses of the Transactions, (2) a commitment letter dated November 27, 2006 (the “Company Commitment Letter”), from Aozora Bank, Ltd., (“Aozora”) relating to the commitment of Aozora to provide the bridge financing (the “Bridge Financing”) required by the Company, the Purchasers and the holders of Mercury common stock and holders of Mercury preferred stock to consummate the Merger, the Acquisition and the Other Stock Acquisitions, (3) the commitment letter dated November 27, 2006, from Aozora, on behalf of the lenders (the “Company Lenders”) under the Company’s existing credit facility (the “Company Consent Letter”) to enter into a consent agreement confirming the approval by the Company Lenders of certain amendments to the Company’s existing credit facility required thereunder by the Company in connection with the Transactions and Refinancing (as defined below) (the “Company Facility Amendments”) and (4) a commitment letter dated November 27, 2006 (the “Equity Commitment” and, together with the Commitment Letter, the Company Commitment Letter and the Company Consent Letter, the “Commitments”), between RHJI, and the Company relating to the agreement of RHJI to provide the equity financing to the Company as specified therein (the “RHJI equity financing”). The Company has provided or made available to the Purchasers’ Representative a true, correct and complete copy of each of the Commitments. The financing contemplated by the Commitment Letter, the Company Consent Letter and the Company Commitment Letter is referred to herein as the “Financing.”

(b)  Subject to their terms and conditions, the Financing, RHJI equity financing and HIP Stock Acquisition, when funded in accordance with the applicable terms and conditions of the Commitment Letter, Company Commitment Letter, Equity Commitment and HIP Stock Purchase Agreement, will provide Acquisition Sub with funds at the Effective Time sufficient to (i) consummate the Merger, (ii) finance the Consent Solicitations (as defined in the Merger Agreement), (iii) refinance the existing indebtedness of Mercury and its subsidiaries described in the Commitment Letter (the “Refinancing”),

(iv) provide the Bridge Financing and (v) pay related fees and expenses of the Transactions.

SECTION 3.21. Other Preferred Stock Purchase Agreement. The Other Preferred Stock Purchase Agreement shall be entered into upon such terms and conditions that are substantially equivalent to the terms and conditions of this Agreement.

SECTION 3.22. Japanese Law. A Japanese corporation may issue shares, with the approval of its shareholders, at a purchase price less than the fair market value of such shares.

ARTICLE IV

Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Company that:

SECTION 4.01. Organization, Standing and Power. (a) The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority to conduct its businesses as presently conducted.

SECTION 4.02. Accredited Investor; Private Offering. (a)  The Purchaser is (i) an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (ii) a “qualified purchaser” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”) and (iii) is not an “investment company” as defined in Section 3 of the Investment Company Act, and meets at least one category and has indicated all categories applicable to it in each of Sections A, B and C of the Accredited Investor Questionnaire attached hereto as Exhibit A.

(b)  Private Offering. The Shares purchased by the Purchaser pursuant to this Agreement is being acquired for investment only and not with a view to any public distribution thereof, and the Purchaser shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act.

SECTION 4.03. Authority; Execution and Delivery; Enforceability. The Purchaser has all requisite power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and to consummate the Transactions to which it is a party. The execution and delivery by the Purchaser of this Agreement and each Transaction Agreement to which it is a party and the consummation by it of the Transactions to which it is a party have been duly authorized by all necessary corporate action on the part of the Purchaser. The Purchaser has duly executed and delivered this Agreement and each Transaction Agreement to which it is a party, and this Agreement and each Transaction Agreement to which it is a party, assuming the due authorization, execution and delivery thereof by the other parties thereto constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 4.04. No Conflicts; Consents. (a)  The execution and delivery by the Purchaser of this Agreement and each Transaction Agreement to which it is a party, do not, and the consummation of the Acquisition and the other Transactions to which it is a party and compliance with and performance of the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Purchaser or any of its subsidiaries under, any provision of (i) the charter or organizational documents of the Purchaser or any of the Purchaser’s subsidiaries, (ii) any material Contract to which the Purchaser or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any material Judgment or material Law applicable to the Purchaser or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not be reasonably likely to have, a material adverse effect on the Purchaser (with respect to the Purchaser, a “Purchaser Material Adverse Effect”) (excluding for purposes of this Section 4.04(a) and the application of Section 7.03(a) hereto, clause (a)(iii) of the definition “material adverse effect”).

(b)  No Consent of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to the Purchaser or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or any Transaction Agreement to which it is a party or the consummation of the Transactions to which the Purchaser is a party, other than (i) compliance with and filings under (A) the HSR Act, (B) the Japanese Anti-Monopoly Law, (C) other Antitrust Laws, (D) the FEL, (E) the rules and regulations of the TSE, (F) the JCL and (G) the CRL, (ii) the filing with the U.S. SEC of (A) the U.S. Information Statement and (B) such reports under the Exchange Act as may be required in connection with the Merger Agreement and the other Transaction Agreements, the Acquisition and the other Transactions, (iii) the filing with the Bureau of the Information Statement as may be required under the SEL in connection with this Agreement, the other Transaction Agreements, the Acquisition and the other Transactions, (iv) the filing of a certificate of merger in connection with the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the

Company is qualified to do business, (v) compliance with and such filings as may be required under applicable Environmental Laws, (vi) such filings as may be required in connection with the Taxes described in Section 6.06, (vii) filings under any applicable state takeover Law and (viii) such other items (A) required solely by reason of the participation of the Company (as opposed to any third party) in the Transactions or (B) that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect (excluding for purposes of this Section 4.04(b) and the application of Section 7.03(a) hereto, clause (a)(iii) of the definition “material adverse effect”).

SECTION 4.05. Information Supplied. None of the information supplied or to be supplied by the Purchaser for inclusion or incorporation by reference in the Information Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.06. Brokers. No broker, investment banker, financial advisor or other person, other than Donnelly Penman & Partners, the fees and expenses of which will be paid by the Purchaser, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Acquisition and the other Transactions based upon arrangements made by or on behalf of the Purchaser.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business. (a)  Conduct of Business by the Company. Except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Closing the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Closing, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of the Purchaser:

(i)  (A) declare, set aside, allot or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights, restricted stock units or stock-based performance units, other than the issuance of the Company Common Stock and Company Preferred Stock issued in connection with the Transactions (including to RHJI pursuant to the Equity Commitment) and the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms;

(iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents, other than the Company Charter Amendment;

(iv) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(v) make or change any material Tax election; or

(vi) authorize any of, or commit or agree to take any of, the foregoing actions.

(b)  Advice of Changes. The Company shall promptly advise the Purchaser orally and in writing of any change or event that has or could be reasonably likely to have a Company Material Adverse Effect.

ARTICLE VI

Additional Agreements

SECTION 6.01. Special Stockholder Meetings. The Company has duly called, given notice of, convened and held on November 16, 2006, (i) a meeting of the Company Common Stock stockholders, (ii) a meeting of the Company Class A Preferred Stock stockholders, (iii) a meeting of the Company Class B Preferred Stock stockholders and (iv) a general stockholders meeting of the Company (the “Company Stockholders Meetings”) and has obtained the Company Stockholder Approval, which is effective so long as the Closing occurs on or prior to January 16, 2007; provided that if the Closing has not occurred on or prior to January 16, 2007, then the Company shall, as soon as practicable following such date, duly call, give notice of, convene and hold additional Company Stockholders Meetings for the purpose of seeking the Company Stockholder Approval.

SECTION 6.02. Access to Information; Confidentiality. The Company shall, and shall cause each of its subsidiaries to, afford to the Purchaser and to the Purchaser’s officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Closing (as long as such access is not unreasonably disruptive to the business of the Company or its subsidiaries) to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to the Purchaser (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Japanese securities laws and (b) all other information concerning its business, properties and personnel as the Purchaser may reasonably request; provided, however, that either party may withhold (i) any document or information that is subject to the terms of a confidentiality agreement with a third party, (ii) such portions of documents or information relating to output, pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by such party’s counsel, would reasonably be expected to raise antitrust concerns for such party (or any of its affiliates) or (iii) such portions of documents or information that would reasonably be expected to jeopardize any attorney-client privilege or contravene any Law or fiduciary duty (provided that each party shall in good faith seek and implement a reasonable alternative to provide the Purchaser’s counsel with access to such document or information. All information exchanged pursuant to this Section 6.02 shall be subject to the terms of the confidentiality agreement dated September 29, 2005, between RHJI and Mercury (the “Confidentiality Agreement”) as if the Purchaser was a party thereto with the same obligations thereunder as Mercury.

SECTION 6.03. Commercially Reasonable Efforts; Notification. (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other Transactions. Nothing in this Agreement shall be deemed to require any party to waive any substantial rights, including any rights under another Transaction Agreement, or to prohibit the Company from exercising any right under the Merger Agreement to terminate such agreement.

(b)  Prior to Closing, the Company shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement or any Transaction Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall be deemed to be a waiver or cure of any such breach or failure to comply or affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or the Transaction Agreements.

(c)  Nothing in Section 6.03(a) shall require the Purchaser to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of the Company’s assets or limits on the Company’s freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, and nothing in Section 6.03(a) shall authorize the Company to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations to remove any impediments to the Acquisition relating to the HSR Act, any Japanese competition Law or other antitrust, competition or premerger notification, trade regulation law, regulation or order (“Antitrust Laws”) or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Antitrust Laws.

(d)  Nothing in this Section 6.03 shall require the Purchaser to (i) consent to any action or omission by the Company that would be inconsistent with Section 5.01 absent such consent or (ii) agree to amend or waive any provision of this Agreement.

SECTION 6.04. Fees and Expenses. All fees and expenses incurred in connection with the Acquisition and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Acquisition is consummated.

SECTION 6.05. Public Announcements. The Purchaser on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Acquisition and the other Transactions and neither the Purchaser nor the Company shall issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 6.06. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Acquisition shall be paid by the Company, and the Purchaser shall reasonably cooperate with the Company in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

SECTION 6.07. In the event that the Company is notified either orally or in writing that the TSE has commenced or intends to commence a proceeding to delist the Company Common Stock from the TSE as a result of the Merger, the Company shall use its reasonable best efforts to prevent the delisting of the Company Common Stock by the TSE or, alternatively, to list the Company Common Stock on another stock exchange or cause the Company Common Stock to be authorized for quotation on an automated quotation system.

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation To Effect The Acquisition. The respective obligation of each party to effect the Acquisition is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)  Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b)  Antitrust. Any waiting period (and any extension thereof) applicable to the Acquisition under the Japanese Anti-Monopoly Law shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign Antitrust Law of any country, the absence of which would prohibit the consummation of the Acquisition or would be reasonably likely to have a Company Material Adverse Effect, shall have been obtained or made; provided, however, that prior to asserting this condition, subject to Section 6.03, the applicable party shall have used its commercially reasonable efforts to obtain or make such consents, approvals and filings.

(c)  No Injunctions or Restraints. No temporary judgment issued by any court of competent jurisdiction or other law preventing the consummation of the Acquisition shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.03, the applicable party shall have used its commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered.

(d)  Merger Agreement. The Company, Acquisition Sub and Mercury shall have consummated the transactions contemplated by the Merger Agreement without the amendment, modification or waiver in any material respect of any material term or condition thereof.

(e)  Other Stock Purchase Agreements. The parties to each of the Other Stock Purchase Agreements shall have consummated the transactions contemplated by such Other Stock Purchase Agreement without the amendment, modification or waiver in any material respect of any material term or condition thereof.

(f)  Japanese Regulatory. Any waiting periods (and any extensions thereof) applicable to the Acquisition under the FEL, SEL and JCL shall have been terminated or shall have expired.

SECTION 7.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the Acquisition are further subject to the following conditions:

(a)  Representations and Warranties. The representations and warranties of the Company in this Agreement (other than those set forth in Sections 3.01, 3.03 and 3.04) shall be true and correct, as of the date of this Agreement, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct, on and as of such earlier date), other than for such failures to be true and correct that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect (it being agreed that for purposes of determining whether such representations and warranties shall be true and correct and applying the foregoing Company Material Adverse Effect qualifier, all such representations and warranties that already are qualified by reference to a Company Material Adverse Effect or other materiality qualifier shall be deemed to be not so qualified). The representations and warranties of the Company set forth in Sections 3.01, 3.03 and 3.04 that are qualified by a Company Material Adverse Effect or other materiality qualifier shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct, or true and correct in all material respects, as applicable, on and as of such earlier date). The Purchaser shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b)  Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Purchaser shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

SECTION 7.03. Condition to Obligation of the Company. The obligation of the Company to effect the Acquisition is further subject to the following conditions:

(a)  Representations and Warranties. The representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date) and the Company shall have received a certificate signed on behalf of the Purchaser to such effect.

(b)  Performance of Obligations of the Purchaser. The Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of such Purchaser to such effect.

(c)  Company Lender Consent. The Company Facility Amendments shall have become effective on the terms and conditions contemplated in the Company Consent Letter.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Company and the Purchaser;

(b) by either the Company or the Purchaser:

(i) if the Acquisition is not consummated on or before March 15, 2007 (the “Outside Date”), unless the failure to consummate the Acquisition is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Acquisition;

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Acquisition and such order, decree, ruling or other action shall have become final and nonappealable;

(iii) if, upon the votes thereon at a duly held first round of meetings to obtain the Company Stockholder Approval, the Company Stockholder Approval is not validly obtained and, upon the votes thereon at a duly held second round of meetings to obtain the Company Stockholder Approval, the Company Stockholder Approval is not validly obtained; or

(iv) if the Merger Agreement is terminated in accordance with its terms;

(c) by the Purchaser, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (B) cannot be or has not been cured by the Outside Date (provided that the Purchaser is not then in willful and material breach of any representation, warranty or covenant contained in this Agreement); or

(d) by the Company, if the Purchaser breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured by the Outside Date (provided that the Company is not then in willful and material breach of any representation, warranty or covenant contained in this Agreement).

SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or the Purchaser as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company or the Purchaser, other than Section 3.19, Section 4.06, the last sentence of Section 6.02, Section 6.04, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement, in which case the aggrieved party shall be entitled to all remedies available at law or in equity.

SECTION 8.03. Amendment. This Agreement may not be amended except by an instrument in writing signed by the Company and the Purchaser.

SECTION 8.04. Extension; Waiver. At any time prior to the Closing, the Company and the Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Company or by the Purchaser on behalf of the Company or the Purchaser, as applicable. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

General Provisions

SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except for Section 3.03(b) which shall survive the Closing. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to the Purchaser

DaimlerChrysler Corporation

CIMS 485-14-78

1000 Chrysler Drive

Auburn Hills, Michigan 48326

Fax: (248) 512-3984

Attention: Holly Leese, Senior Staff Counsel and Assistant Secretary; and

(b)  if to the Company, to

Asahi Tec Corporation

547-1 Horinouchi, Kikugawa City,

Shizuoka 439-8651, Japan

Fax: 81-537-36-4160

Attention:  Suguru Kimura

with a copy to:

Anderson Mori & Tomotsune

Izumi Garden Tower

1-6-1, Roppongi, Minato-ku,

Tokyo 106-6036, Japan

Fax: (03) 6888-3067

Attention: Noritaka Niwano, Esq.

with a copy to:

RHJ International SA

Avenue Louise 326

1050 Brussels

Belgium

Attention: Bob Ewers

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:  Thomas E. Dunn, Esq.; and

The Company promptly shall provide the Purchaser with a copy of each notice delivered under the Merger Agreement.

SECTION 9.03. Definitions. For purposes of this Agreement:

The term “Additional Dividends” has the meaning assigned to it in the Share Terms.

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“business day” means any day other than a Saturday or Sunday, on which banks located in Tokyo or New York are not required or authorized by law to remain closed.

“Conversion Trigger Event” means, with respect to the Shares, any 30-day period during which the market value of the Common Stock (as determined based on the closing sale price of the Common Stock on the TSE or such other securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation) for each day in such period is equal to or greater than the conversion price of the Shares.

“Demand Offering Expenses” means all expenses incident to the Company’s performance of or compliance with Section 9.12, including all fees and expenses of compliance by the Company with securities laws, printing expenses, messenger and delivery expenses, fees and disbursements of counsel for the Company and of the independent certified public accountants of the Company (including the expenses of any annual audit, special audit and “cold comfort” letters required by or incident to such performance and compliance), the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, and fees and expenses of other Persons retained by the Company (but not including any underwriting discounts or commissions or transfer taxes, if any, attributable to the sale of Shares by holders of such Shares or any expenses incurred by the holders of the Shares).

“Institutional Offering”  means the private placement by the Company to institutional investors, with gross proceeds in an aggregate amount of at least $50,000,000, of capital stock of the Company or any successor in interest of the Company after the Closing Date, other than the IPO.

“IPO” means the first primary public offering by the Company, with gross proceeds in an aggregate amount of at least $75,000,000, of capital shares of the Company or any successor in interest of the Company after the Closing Date, other than the Institutional Offering.

The term “Liquidation Preference” has the meaning assigned to it in the Share Terms.

A “material adverse effect” on a party means (a) a material adverse effect on the business, assets, financial condition or results of operations of the party and its subsidiaries, taken as a whole except, in each case, to the extent arising or resulting from, or caused or attributable to, any of the following, individually or taken together:  (i) general U.S., Japanese or global economic, political or market conditions to the extent not materially disproportionately affecting the party and its subsidiaries, taken as whole, relative to other automotive industry participants in the party’s geographic area, (ii) changes in applicable generally accepted accounting principles or Law, (iii) the public announcement of the Transactions, the consummation of the Transactions or the execution of the Transaction Agreements or (iv) acts of terrorism or war to the extent not materially disproportionately affecting the party and its subsidiaries, taken as whole, relative to other automotive industry participants in the party’s geographic area, (b) a material adverse effect on the ability of the party to perform its obligations under this Agreement or the other Transaction Agreements to which it is a party or (c) a material adverse effect on the ability of the party to consummate the Transactions to which it is a party.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Share Terms” means the Terms and Conditions of Preferred Class C Stock in the form attached hereto as Exhibit B.

“Stockholders Agreement” means the agreement to be executed by each of the Principal Company Stockholders, the Company and RHJI International S.A. (together with its affiliates, “RHJI”) dated as of the date hereof.

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

“Transaction Agreements” means this Agreement, the Merger Agreement and the Other Stock Purchase Agreements and documents delivered in connection with the foregoing.

“Transfer” means any direct or indirect transfer, sale, conveyance, assignment, gift, pledge or other disposition of Shares, including any direct or indirect transfer, sale, conveyance, assignment, gift, pledge or other disposition, whether voluntary or by operation of law (including any disposition by means of a merger, consolidation or similar transaction), of the stock, partnership interests, membership interests or any other ownership interests in the Company or any entity that is a direct or indirect beneficial or record owner of any Shares, or any other transaction that has the economic effect of Transferring Shares; provided that the Transfer of bona fide publicly traded shares of any holder of Shares (or of the ultimate parent company of any holder of Shares) shall not be a Transfer for the purposes of this Agreement.

SECTION 9.04. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Transaction Agreements, taken together with the Company Disclosure Letter, (a) constitute the entire agreement, and supersede after the date of this Agreement all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions (other than the Confidentiality Agreement) and (b) are not intended to confer upon any person other than the parties any rights or remedies.

SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Japan are mandatorily applicable to the Acquisition or to the Shares.

SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement and each other Transaction Agreement in any New York state court, any Federal court located in the State of New York or the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court, any Federal court located in the State of New York or the State of Delaware or in any Delaware state court, in the event any dispute arises out of this Agreement, any Transaction Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any other Transaction Agreement or any Transaction in any court other than any New York state court, any Federal court sitting in the State of New York or the State of Delaware or any Delaware state court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any other Transaction Agreement or any other Transaction.

SECTION 9.11. Transfer Restrictions. (a)  Other than (i) pursuant to the Demand Offering set forth in Section 9.12 and (ii) to any affiliate of the Purchaser controlled by the Purchaser (a “Permitted Transferee”), the Shares may not be transferred (other than with the prior written consent of RHJI, such consent not to be unreasonably withheld or delayed).

(b)  The Purchaser may not Transfer any Common Stock into which Shares have been converted (the “Restricted Shares”), other than Transfers to Permitted Transferees, during the following periods:  (i) for a period of 90 days following the Closing Date (the “Initial Restricted Period”), (ii) for a period of 180 days following the consummation of the Institutional Offering (or for such shorter lock-up period as the underwriters of the Institutional Offering require of RHJI or the Purchaser) (the “Institutional

Restricted Period”) and (iii) for a period of 180 days after the date of the consummation of the IPO (or for such shorter lock-up period as the underwriters of the IPO require of RHJI or the Purchaser) (the “Offering Restricted Period” and, together with the Initial Restricted Period and the Institutional Restricted Period, each a “Restricted Period”); provided that no Restricted Period shall extend beyond 24 months from the Closing Date.

(c)  The Purchaser shall not Transfer to a Permitted Transferee any Shares or, during a Restricted Period, Restricted Shares unless the Purchaser first provides the Company five business days prior notice and such Permitted Transferee enters into a joinder agreement, pursuant to which it becomes a Purchaser under this Agreement, which joinder agreement shall be reasonably satisfactory to the Company. The Purchaser shall give the Company notice of any Transfer of Restricted Shares (other than during a Restricted Period) promptly after such Transfer.

(d)  If the Purchaser has Transferred all of its Shares and Restricted Shares in one or more Transfers not in violation of this Section 9.11, immediately following such Transfer the Purchaser shall cease to be a party to this Agreement.

SECTION 9.12. Demand Offering.

(a)  Demand Right.

(i)   (A) In the event that a Conversion Trigger Event does not occur during the four year period following the Closing Date, upon the written request of the Purchaser (a “Share Demand Notice”), the Company shall cooperate to effect one secondary offering of the Shares held by the Purchaser (a “Share Demand Offering”) as to the number of Shares specified in such request; provided that if the Purchaser first effects a Restricted Share Demand Offering (as defined below), the Purchaser shall not be entitled to effect any Share Demand Offering; (B) following the earlier of (x) the expiration of the Offering Restricted Period and (y) 24 months following the Closing Date, upon the written request of the Purchaser (a “Restricted Share Demand Notice”) and, together with a Share Demand Notice, a “Demand Notice”), the Company shall cooperate to effect one secondary offering of Restricted Shares held by the Purchaser (a “Restricted Share Demand Offering” and, together with a Share Demand Offering, each a “Demand Offering”) as to the number of Restricted Shares specified in such request; provided that if the Purchaser first effects a Share Demand Offering, the Purchaser shall not be entitled to effect any Restricted Share Demand Offering; and (C) any such request for a Demand Offering shall specify the number of Shares or Restricted Shares, as applicable, proposed to be offered for sale (the “Demand Offering Shares”) and shall also specify the intended method of distribution thereof. The Purchaser shall have the right to designate any of the following international or Japanese banks to participate as underwriters in a Demand Offering: Citigroup, Credit Suisse, Deutsche Bank, Goldman Sachs, JP Morgan, Lazard, Lehman Brothers, Merrill Lynch, Mizuho, Morgan Stanley, Nikko Citi and Nomura.

(ii) The Company shall use reasonable efforts to prepare and file offering materials, including a statutory prospectus, for any Demand Offering as promptly as reasonably practicable following delivery of the Demand Notice and shall use reasonable efforts to make such offering materials effective with the applicable regulatory authorities, and shall make any other filings required under applicable laws and regulations to be made by the Company in connection with such Demand Offering, including the filing of securities notices. The Company shall supplement or make amendments to such offering materials as may be necessary to correct any material misstatement or omission contained therein, until such time as the Demand Offering is completed. The Company shall furnish to the holders of the Shares copies of any such supplement or amendment prior to its being used.

(iii) The Purchaser may withdraw its Demand Offering Shares from such Demand Offering at any time prior to the commencement of the marketing for such Demand Offering, in which case such Demand Offering shall be terminated and shall not count as the Demand Offering for the purpose of this Section 9.12(a).

(iv) The Company shall be required to effect only one Demand Offering pursuant to this Section 9.12(a) (including any Demand Offering exercised pursuant to Section 9.12(a)(v)), except that if the lead underwriter participating in the Demand Offering shall cut back by more than 30% the number of Demand Offering Shares to be offered in the Demand Offering by the Purchaser as provided in Section 9.12(b) below, the Purchaser shall have one additional right to make a Demand Offering as provided in this Section 9.12(a); provided, however, that in no event shall the Company be required to effect more than two Demand Offerings pursuant to this Section 9.12(a) (including any Demand Offering exercised pursuant to Section 9.12(a)(v)).

(v) In addition to the Purchaser’s right to effect up to two Demand Offerings pursuant to this Section 9.12, (x) the Principal Company Shareholders have a similar right to effect up to two demand offerings of Common Stock pursuant to the Stockholders Agreement and (y) Masco has a similar right to effect up to two demand offerings of either Common Stock or Shares pursuant to the Other Preferred Stock Purchase Agreement (collectively, each an “Other Demand Right”). If (i) one of the foregoing parties validly exercises an Other Demand Right in respect of shares of Common Stock and (ii) the Purchaser at such time continues to have the right under this Section 9.12(a) to effect a

Restricted Share Demand Offering, then the Company promptly shall notify the Purchaser of the exercise of such Other Demand Right and the Purchaser shall have the right to participate in the offering of Common Stock being effected thereby by delivering written notice to the Company within ten business days of receipt thereof of its election to so offer Restricted Shares; provided that any such election to so participate shall be deemed an exercise by the Purchaser of its right under this Section 9.12(a) to effect a Restricted Share Demand Offering and otherwise shall be effected in accordance with this Section 9.12. The Purchaser shall have a similar right to participate in an offering of Shares effected by Masco pursuant to an Other Demand Right. The holders of Other Demand Rights also shall have a similar right to participate in a Restricted Share Demand Offering effected by the Purchaser pursuant to this Agreement and Masco shall have a similar right to participate in a Share Demand Offering effected by the Purchaser pursuant to this Agreement. In no event shall shares of Common Stock and Shares be offered in the same Demand Offering except with the approval of the Company and the Purchaser. “Priority Shares” means for purposes of this Agreement, as applicable, any shares of Common Stock offered by the Purchaser, Masco or the Principal Company Shareholders and any Shares offered by the Purchaser or Masco, in each case in an offering effected either pursuant to this Section 9.12 or pursuant to the exercise of an Other Demand Right by the Principal Company Shareholders or Masco.

(b)  Reduction of Offering. Notwithstanding anything contained herein, if the lead underwriter of an underwritten offering described in Section 9.12(a) (including any such offering being effected in connection with the exercise of an Other Demand Right as provided in Section 9.12(a)(v)) (collectively, a “Specified Offering”) delivers a written opinion to the Company that the number of Shares or Common Shares, as applicable (the “Offered Shares”), that the holders of Offered Shares intend to include in such specified Offering is such that the success of any such offering would be materially and adversely affected, including the price at which the Offered Shares can be sold, then the number of Offered Shares to be included in the Specified Offering for the account of the holders of the Offered Shares shall be reduced pro rata to the extent necessary to reduce the total amount of Offered Shares to be included in any such Specified Offering to the amount recommended by such lead underwriter; provided, however, that priority shall be (i) first, the Priority Shares requested to be included in the Specified Offering for the account of the holders of the Priority Shares, allocated pro rata among them in accordance with the number of Priority Shares held by each of them until all of such shares have been included, (ii) second, Offered Shares proposed to be offered by the Company for its own account and (iii) third, pro rata among any other Offered Shares of the Company requested to be included in the Demand Offering by the holders thereof pursuant to a contractual right, so that the total number of Offered Shares to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead underwriter.

(c)  Demand Offering Procedures. Subject to the provisions of Section 9.12(a), in connection with the Demand Offering, the Company will as promptly as reasonably practicable:

(i) Furnish to the holders of the Demand Offering Shares, if requested, prior to such offering, copies of such offering material for such Demand Offering, and thereafter such number of copies of each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), and such other documents in such quantities as the holders of the Demand Offering Shares may reasonably request from time to time in order to facilitate the disposition of the Demand Offering Shares.

(ii) Promptly notify the holders of the Demand Offering Shares of the happening of any event as a result of which the offering memorandum included in such offering materials or amendment contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Company will promptly prepare a supplement or amendment to such offering materials so that such offering memorandum will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(iii) Make available for inspection by the holders of the Demand Offering Shares, any underwriter participating in any disposition pursuant to such Demand Offering, any attorney for the holders of the Demand Offering Shares or the underwriter and any accountant or other agent retained by the holders of the Demand Offering Shares or any such underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary to enable each of them to exercise its due diligence responsibility, and cause the officers, directors and employees of the Company and its Subsidiaries to supply all information reasonably requested by any such Inspector in connection with such Demand Offering; provided, however, that (i) Records and information obtained hereunder shall be used by such Inspector only to exercise its due diligence responsibility, (ii) Records or information that the Company determines, in good faith, to be confidential shall not be disclosed by the Inspectors unless (x) the disclosure of such Records or information is necessary to avoid or correct a material misstatement or omission in the offering materials for such Demand Offering or (y) the release of such Records or information is ordered pursuant to a subpoena or other order from a court or governmental authority of competent jurisdiction and (iii) the Company may require, as a condition to the provision to any Inspector of any Records, that such Inspector execute and deliver to the Company a written agreement, in form and substance reasonably satisfactory to the Company, pursuant to which such Inspector agrees to the confidential treatment of such Records.

(iv) Cause members of senior management of the Company to prepare materials for and participate in a customary road show in connection with the Demand Offering.

(d)  Conditions to Demand Offerings. The obligations of the Company to take the actions contemplated by Sections 9.12(a) and 9.12(c) with respect to a Demand Offering:

(i) The holders of the Demand Offering Shares shall conform to all applicable requirements of the SEL and TSE with respect to the offering and sale of securities.

(ii) The holders of the Demand Offering Shares shall advise each underwriter through which any of the Shares are offered that the Shares are part of a distribution that is subject to the offering materials delivery requirements of the SEL or the TSE.

(iii) The Company may require the holders of the Demand Offering Shares to furnish to the Company such information regarding the holders of the Demand Offering Shares or the distribution of the Demand Offering Shares as the Company may from time to time reasonably request in writing, in each case only as required by the SEL or TSE.

(iv) Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 9.12(c)(ii) or a condition described in Section 9.12(e), the holders of the Demand Offering Shares will forthwith discontinue and cause the holders of the Demand Offering Shares to discontinue disposition of the Demand Offering Shares pursuant to the Demand Offering until the holders of the Demand Offering Shares receive copies of the supplemented or amended offering materials contemplated by Section 9.12(c)(ii) or notice from the Company of the termination of the Deferral Period (as defined in Section 9.12(e)) and, if so directed by the Company, will promptly deliver to the Company all copies (other than any permanent file copies then in the possession of the holders of the Demand Offering Shares) of the most recent offering materials covering such Demand Offering Shares that was current at the time of receipt of such notice.

(e)  Black-out Period. The Company’s obligations pursuant to Section 9.12(a) shall be suspended if compliance with such obligations would

(a) in the Company’s good faith determination based upon the advice of outside legal counsel, violate applicable law or (b) require the Company to disclose a material financing, acquisition or other corporate development, and the proper officers of the Company have determined, in the good faith exercise of their reasonable business judgment, that such disclosure is not in the best interests of the Company; provided, however, that any such suspension shall not exceed 90 days and all such suspensions shall not exceed 180 days in any twelve-month period (the “Deferral Period”). The Company shall promptly give the holders of the Demand Offering Shares written notice of any such suspension containing the approximate length of the anticipated delay, and the Company shall notify the holders of the Demand Offering Shares upon the termination of the Deferral Period.

(f)  Demand Offering Expenses. The Company shall pay all of its Demand Offering Expenses incident to its performance of, and compliance with, the Demand Offering pursuant to Section 9.12(a). Each holder of Demand Shares shall pay all discounts and commissions payable to underwriters, selling brokers, managers or other similar Persons related to the sale or disposition of such holder’s Demand Offering Shares pursuant to any Demand Offering in proportions to the amount of such holder’s Demand Offering Shares included in such Demand Offering and all of its other expenses in connection therewith.

(g)  Indemnification. (i) If required by the underwriters participating in the Demand Offering, the Company will execute and deliver a customary indemnity agreement, with respect to the information regarding the Company and its subsidiaries (but not the Purchaser) included in the offering materials prepared by the Company and used for such Demand Offering, in favor of the underwriters participating in the Demand Offering and their Affiliates.

(ii) The Company will execute and deliver a customary indemnity agreement, with respect to the information regarding the Company and its subsidiaries (but not the Purchaser) included in the offering materials prepared by the Company and used for such Demand Offering, in favor of the Purchaser participating in the Demand Offering.

(h)  Termination. The Company shall not have an obligation pursuant to this Section 9.12 to effect a Restricted Share Demand Offering unless the aggregate amount of Restricted Shares owned by the Purchaser represent at least 5% of the Common Shares of the Company.

SECTION 9.13. Notice of Share Redemption. (a)  At least 30 days but not more than 60 days prior to the date of any redemption of Shares pursuant to subsection 3(a) or 3(b) of the Share Terms, a written notice shall be mailed to each holder of record of Shares to be redeemed in a postage prepaid envelope addressed to such holder at his post office address as shown on the records of the Company, notifying such holder of the election of the Company to redeem such shares, stating the date fixed for redemption thereof (the “Redemption Date”) and calling upon such holder to surrender to the Company on the Redemption Date at the place designated in such notice his Certificate or Certificates representing the number of Shares specified in such notice of redemption in accordance with subsection 3 of the Share Terms.

(b)  On or after the Redemption Date each holder of Shares to be redeemed shall present and surrender his Certificate or Certificates for such Shares to the Company at the place designated in such notice and thereupon the redemption price of such Shares shall be paid to or on the order of the person whose name appears on such Certificate or Certificates as the owner thereof and each surrendered Certificate shall be canceled in accordance with subsection 3 of the Share Terms.

(c)  From and after the Redemption Date (unless default shall be made by the Company in payment of the redemption price) all dividends on the Shares designated for redemption in such notice shall cease to accrue and all rights of the holders thereof as stockholders of the Company, except the right to receive the redemption price thereof (including an amount equal to all accrued and unpaid dividends up to the Redemption Date) upon the surrender of Certificates representing the same, shall cease and terminate and such Shares shall not thereafter be transferred (except with the consent of the Company) on the books of the Company and such Shares shall not be deemed to be outstanding for any purpose whatsoever.

(d)  At its election, the Company prior to the Redemption Date may deposit the redemption price (including an amount equal to all accrued and unpaid dividends up to the Redemption Date) of the Shares so called for redemption in trust for the holders thereof with a Japanese bank or trust company, in which case such notice to holders of the Shares to be redeemed shall state the date of such deposit, shall specify the office of such bank or trust company as the place of payment of the redemption price and shall call upon such holders to surrender the Certificates representing such Shares at such price on or after the date fixed in such redemption notice (which shall not be later than the Redemption Date) against payment of the redemption price (including all accrued and unpaid dividends up to the Redemption Date). From and after the making of such deposit, the Shares so designated for redemption shall not be deemed to be outstanding for any purpose other than conversion pursuant to subsection 4 of the Share Terms and the rights of the holders of such shares shall be limited to (i) the conversion rights pursuant to subsection 4 of the Share Terms and (ii)the right to receive the redemption price of such shares (including all accrued and unpaid dividends up to the

Redemption Date), without interest, upon surrender of the certificates representing the same to the Company at said office of such bank or trust company. Any interest accrued on such funds shall be paid to the Company from time to time. Any moneys so deposited which shall remain unclaimed by the holders of Shares at the end of six months after the Redemption Date shall be returned by such bank or trust company to the Company, after which the holders of such Shares shall have no further interest in such moneys, except as unsecured claimants of the Company.

SECTION 9.14. Mechanics of Conversion of Shares into Common Stock. (a)  The conversion right of a holder of Shares pursuant to subsection 4 of the Share Terms shall be exercised by such holder by the surrender to the Company of the Certificate or Certificates representing such Shares to be converted at any time during usual business hours at its principal place of business or the offices of its duly appointed transfer agent to be maintained by it, accompanied by written notice to the Company that the holder elects to convert all of the Shares represented by such Certificate or Certificates and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Company or its duly appointed transfer agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company or its duly appointed transfer agent duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 9.14(c). Immediately prior to the close of business on the date of receipt by the Company or its duly appointed transfer agent of notice of conversion of Shares, each converting holder of Shares shall be deemed to be the holder of record of Common Stock issuable upon conversion of such holder’s Shares. On the date of any conversion, all rights with respect to the Shares so converted, including the rights, if any, to receive notices, will terminate, except only the rights of holders thereof to (i) receive certificates for the number of whole shares of Common Stock into which such Shares have been converted  and (ii) exercise the rights to which they are entitled as holders of Common Stock.

(b)  The Company shall at all times reserve and keep available for issuance upon the conversion of any Shares such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding Shares, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding Shares.

(c)  The issuance or delivery of certificates for Common Stock upon the conversion of Shares pursuant to subsection 4 of the Share Terms shall be made without charge to the converting holder of Shares for such certificates or for any Tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the Shares converted; provided, however, that the Company shall not be required to pay any Tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the relevant Shares and the Company shall not be required to issue or deliver such certificate unless or until the person or persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such Tax or shall have established to the reasonable satisfaction of the Company that such Tax has been paid.

(d)  Upon conversion of the Shares into Company Common Stock pursuant to the terms of subsection 4 of the Share Terms, (i) the Company Common Stock will have been duly registered under the requirements of the SEL, (ii) an application for the listing thereof will have been duly filed with the TSE and (iii) subject to the terms of this Agreement and to TSE reporting requirements, the Company Common Stock may be transferred by the Purchaser without the requirement of further registration thereof under the requirements of the SEL or the TSE, other than as a result of acts of the Purchaser.

SECTION 9.15. Notice of Adjustment of Share Conversion Price.  (a)  Whenever the conversion price of the Shares is adjusted pursuant to subsection 5 of the Share Terms, the Company shall (i) compute the adjusted conversion price in accordance with subsection 5 of the Share Terms and prepare and transmit to the transfer agent an officer’s certificate setting forth the adjusted conversion price, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based and (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the conversion price (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), the Company or, at the request and expense of the Company, the transfer agent, shall provide a written notice to the holders of Shares of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to the conversion price was determined and setting forth the adjusted conversion price.

(b)  Reversal of Adjustment. If at any time the Company takes a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandons its plan to pay or deliver such dividend or distribution, then no adjustment in the conversion price of the Shares then in effect shall be required by reason of the taking of such record.

SECTION 9.16. Transactions with Affiliates. The Company shall comply with its affiliate transactions covenant under its credit facilities with the Company Lenders, whether or not such facility otherwise remains in effect.

SECTION 9.17. Limitations. (a)  Except as expressly permitted by this Section 9.16, the Company shall not and shall not permit any of its Subsidiaries to (i) declare, pay or set apart for payment any dividend or make any distribution on, or directly or indirectly purchase, redeem or discharge any mandatory redemption, sinking fund or other similar obligation in respect of any other stock of the Company ranking on a parity with the Shares as to dividends or liquidation rights (collectively, “Parity Securities”), or in respect of any warrants, rights or options exercisable for or convertible into any such Parity Securities or (ii) declare, pay or set apart for payment any dividend or make any distributions on, or, directly or indirectly, purchase, redeem or satisfy any such mandatory redemption, sinking fund or other similar obligation in respect of any stock of the Company ranking junior to the Shares as to dividends or liquidation rights (collectively, “Junior Securities”), or in respect of any warrants, rights or options exercisable for or convertible into any Junior Securities; provided, however, that (A) with respect to dividends and distributions, payments may be made or amounts set aside for payment of dividends on Parity Securities if prior to or concurrently with such payment or setting apart for payment, all accrued and unpaid dividends on the Shares not paid on the dates upon which such payment is due hereof (including Additional Dividends) shall have been or shall be paid; (B) with respect to any purchase, redemption or retirement of Parity Securities, Shares shall be redeemed so that the number of Shares and Parity Securities so purchased or redeemed shall bear to each other the same ratio that the liquidation preference of the Shares and the liquidation preference of such Parity Securities shall bear to each other; and (C) dividends and distributions may be made or set aside for payment in respect of any Junior Securities or redemptions, repurchases or retirements of any Junior Securities may be made if (x) the Company, prior to making such dividends or distributions in respect of any Junior Securities, has paid in cash all accrued dividends on the Shares and is not then in arrears on payment of any dividends on the Shares or (y) the Conversion Trigger Event has occurred. In addition, notwithstanding the foregoing, the Company will be permitted to (1) pay dividends and distributions in respect of capital stock in the form of Junior Securities and dividends and distributions in respect of Parity Securities in the form of Parity Securities; (2) pay dividends or make other distributions in respect of any capital stock if at the time of declaration of such dividend or distribution the Company could have made such payment in compliance with this Section 9.16; (3) exchange or replace Junior Securities with other Junior Securities or other Parity Securities with Parity Securities or Junior Securities; and (4) make payments to redeem, repurchase or acquire for value Junior Securities or Parity Securities or options in respect thereof, in each case in connection with any repurchase, cash settlement, put or call provisions under employee stock option, management subscription, retained share or stock purchase agreements or other agreements to compensate employees, including in respect of restricted stock awards.

(b)  So long as any Shares are outstanding and unless the vote or consent of the holders of a greater number of Shares shall then be required by law, except as otherwise provided in the Certificate of Incorporation, the Company shall not amend the Company Charter without the approval, by vote or written consent, by the holders of at least two-thirds of the then outstanding Shares if such amendment would amend any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any Shares so as to affect such holders adversely. Without limiting the generality of the preceding sentence, the Company will not amend the Certificate of Incorporation without the approval by the holders of at least two-thirds of the then outstanding Shares if such amendment would:

(i) change the relative seniority rights of the holders of the Shares as to the payment of dividends in relation to the holders of any other capital stock of the Company, or create any other class or series of capital stock entitled to (a) seniority as to liquidation preferences or dividend, repurchase or redemption rights, or (b) parity as to liquidation preferences or dividend, repurchase or redemption rights, in each case in relation to the holders of the Shares;

(ii) reduce the amount payable to the holders of the Shares upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the relative seniority of the liquidation preference of the holders of the Shares to the rights upon liquidation of the holders of other capital stock of the Company, or change the dividend or redemption rights of the holders of the Shares;

(iii) cancel or modify the rights of the holders of the Shares with respect to redemption, conversion, anti-dilution, priority upon liquidation or dissolution or voting rights or under this Section 9.16;

(iv) increase or decrease (other than by redemption or purchase and any subsequent filing in connection therewith) the authorized number of Shares;

(v) allow for the issuance of any Parity Securities, provided, however, that Parity Securities may be issued without such approval solely to finance (1) an investment by the Company or any Subsidiary of the Company in any other person pursuant to which such person shall become a Subsidiary of the Company or any Subsidiary of the Company, or shall be merged with or into the Company or any Subsidiary of the Company, or (2) the acquisition by the Company or any Subsidiary of the Company of the assets of any person which constitute all or substantially all of the assets of such person or comprises any division or line of business of such person or any other properties or assets of such person acquired outside of the ordinary course of business; provided that, in each case, such issuance is to a person or persons having a direct or indirect beneficial interest in the person or assets so acquired by the Company or any Subsidiary of the

Company or to refinance debt or preferred stock incurred or assumed in connection with an acquisition described in clause (1) or (2) above so long as the initial liquidation preference of any such Parity Securities (exclusive of accrued or pay-in-kind dividends thereon after issuance, which shall be permitted) does not exceed in the aggregate the Japanese yen equivalent of $25 million at the time of such issuance; or

(vi) allow for the issuance of any capital stock of the Company ranking prior in right of payment as to dividends or upon liquidation, dissolution or winding-up of the Company (“Senior Securities”).

(c)  So long as any of the Shares are outstanding and unless the vote or consent of the holders of a greater number of Shares shall then be required by law, the consent of the holders of two-thirds of all of the outstanding Shares (given in person or by proxy, either by written consent pursuant to the JCL or by a vote at an extraordinary meeting of stockholders called for such purpose or at any annual meeting of stockholders, with the holders of Shares voting as a class and with each Share having one vote) shall be required prior to the sale, lease or conveyance of all or substantially all of the Company’s assets or the merger or consolidation of the Company with or into any other entity if as a result of such transaction the Shares would be cashed out for less than 100% of the Liquidation Preference of such Share plus any accrued and unpaid dividends (including Additional Dividends)), or as a result of which the Shares would continue in existence (either as stock in the Company or in the surviving company in a merger or in any parent company of the Company or such surviving corporation) but with an adverse alteration in its specified designations, rights, preferences or privileges, including the rights set forth in Sections 9.11 through 9.22 of this Agreement.

(d)  Nothing herein contained shall be construed so as to require a class vote or the consent of the holders of the outstanding Shares (i) in connection with any increase in the total number of authorized shares of Common Stock, or (ii) in connection with the authorization or increase of any class or series of Junior Securities.

(e)  The limitations stated in this Section 9.16 shall not apply if, at or prior to the time when the distribution, payment, purchase, redemption, discharge, conversion, exchange, amendment, alteration, repeal, issuance, sale, lease, conveyance, merger or consolidation is to occur, as the case may be, provision is made for the redemption or reacquisition of all Shares at the time outstanding. Nothing herein contained shall in any way limit the right and power, subject to the limitations set forth herein, of the Company to issue the presently authorized but unissued shares of its capital stock, or bonds, notes, mortgages, debentures, and other obligations, and to incur indebtedness to banks and to other lenders.

SECTION 9.18. Change in Control. (a)  If a Change in Control (as hereinafter defined) shall occur prior to a Conversion Trigger Event, and, as a result of such Change in Control the Shares cease to be convertible into an equity security that is listed on a stock exchange or authorized for quotation on an automated quotation system, then each holder of Shares shall have the right to require that the Company purchase such holder’s Shares, in whole or in part, out of Company Funds legally available therefore under the JCL (the “Legally Available Funds”) and subject to necessary procedures under the JCL at a cash purchase price (a “Change in Control Payment”) in an amount equal to 100% of the liquidation preference of such Shares, plus accrued and unpaid dividends (including on any Additional Dividends, if any, to the date of purchase, pursuant to the offer described below (the “Change in Control Offer”) and the other procedures set forth herein.

(b)  Within the time period specified in subsection 9.18(d), the Company shall mail a notice to each holder of Shares, with the following information: (i) a Change in Control Offer is being made pursuant to this Section 9.18 and that all Shares properly tendered pursuant to such Change in Control Offer will be accepted for payment; (ii) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed, except as may be otherwise required by applicable Law (the “Change in Control Payment Date”); (iii) any Shares not properly tendered will remain outstanding and continue to accrue dividends; (iv) unless the Company defaults in making the Change in Control Payment, all Shares accepted for payment pursuant to the Change in Control Offer will cease to accumulate dividends on the Change in Control Payment Date; (v) holders of Shares electing to have any Shares purchased pursuant to a Change in Control Offer will be required to surrender such Shares, properly endorsed for transfer, to the transfer agent for the Shares at the address specified in the notice prior to the close of business on the third Business Day preceding the Change in Control Payment Date; (vi) holders of Shares will be entitled to withdraw their tendered Shares and their election to require the Company to purchase such Shares, provided that the transfer agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of Shares, the number of Shares tendered for purchase, and a statement that such holder is withdrawing his tendered Shares and his election to have such Shares purchased; and (vii) that holders whose Shares are being purchased only in part will be issued, to the extent applicable, a new certificate or certificates for Shares equal in number to the unpurchased portion of the Shares surrendered.

(c)  On the Change in Control Payment Date, the Company shall, to the extent permitted by Law, (i) accept for payment all Shares properly tendered pursuant to the Change in Control Offer, (ii) deposit with the transfer agent for the Shares an amount in cash equal to the aggregate Change in Control Payment in respect of all Shares so tendered and (iii) deliver, or cause to be delivered, to such transfer agent for cancellation the Shares so accepted. The Company shall promptly mail, or cause to be mailed, to each holder of Shares the Change in Control Payment for such Shares, and new Shares equal in aggregate liquidation preference to any unpurchased portion of Shares surrendered, if any.

(d)  The Company shall mail the notice referred to in Section 9.13(b) above not later than 60 days after learning of a Change in Control specified in Section 9.15(e)(i) or (ii) below or not more than 60 days after an occurrence specified in Section 9.15(e)(iii) (such 60th day being the “Notice Trigger Date”). Prior to making a Change in Control Offer, but in any event not later than the Notice Trigger Date, the Company covenants to (i) repay in full all indebtedness under agreements containing change of control puts or defaults (and terminate all commitments thereunder) or offer to repay in full all such indebtedness (and terminate all commitments) and to repay the indebtedness owed to (and terminate the commitments of) each creditor which has accepted such offer or (ii) obtain the requisite consents in respect of such indebtedness to permit the purchase of Shares. The Company will first comply with the covenant in the preceding sentence before it will be required to repurchase Shares pursuant to the provisions described below.

(e)  The occurrence of any of the following events will constitute a “Change in Control”:

(i) any person or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “1934 Act”) other than RHJI (an “other entity”) shall attain beneficial ownership, within the meaning of Rule 13d-3 adopted under the 1934 Act, of capital stock representing a majority of the voting power for the election of the Directors of the Company; or

(ii) the Company, directly or indirectly, consolidates or merges with any other entity or sells or leases it properties and assets substantially as an entirety to any other entity, and, immediately following such transaction, a person or group, within the meaning of Section 13(d)(3) of the 1934 Act, other than RHJI, beneficially owns capital stock representing a majority of the voting power for the election of Directors of the Company.

SECTION 9.19. Board Observer Right. In the event that the Company shall fail to discharge its obligation to redeem Shares pursuant to Subsection 3(a) of the Share Terms and a Conversion Trigger Event has not occurred, the holders of the Shares shall have the right to collectively designate one observer to the Board of Directors of the Company. Such observer shall be removed from the Board of Directors of the Company immediately following the discharge by the Company of its obligation to redeem Shares pursuant to Subsection 3(a) of the Share Terms or upon the occurrence of a Conversion

Trigger Event. Such observer may be removed at any time by the vote of the majority of the holders of Shares.

SECTION 9.20. Voting Rights. The Holders of the Shares shall not, except as required by Japanese law, have any right or power to vote on any question or in any proceedings or to be represented at, or to receive notice of, any meeting of the Company’s stockholders. On any matters on which the holders of the Shares shall be entitled to vote, they shall be entitled to one vote for each share held.

SECTION 9.21. Purchaser Consent. (a)  The Purchaser hereby consents to the Merger and the TM Distribution (subject to the payment date of the TM Distribution being on or after the Closing Date and being made conditional on the Closing).

(b)  The Purchaser, by the execution and delivery of this Agreement, hereby waives in relation to the Merger its rights under Section 262 of the Delaware General Corporation Law (“Section 262”) in connection with its Appraisal Shares (as defined in the Merger Agreement) including any rights to demand appraisal of its Appraisal Shares, and hereby consents and agrees, in relation to the Merger, not to exercise any rights under Section 262, including any appraisal rights, with respect to its Appraisal Shares.

SECTION 9.22. Information Rights. So long as the Purchaser holds Shares, or holds Restricted Shares representing at least 5% of the total number of outstanding shares of Common Stock, the Purchaser shall be entitled to receive, in an English language version, (if otherwise available), as promptly as practicable after such information is available (i) quarterly consolidated unaudited financial statements and reports of the Company, (ii) consolidated annual audited financial statements and reports of the Company, and (iii) such other information relating to the business, affairs (including any matter customarily requiring the approval of the Board of Directors), prospects or condition (financial or otherwise) of the Company as is available to the Company and that the Purchaser may reasonably request or that customarily is provided to RHJI; provided that the Purchaser may waive its rights under this Section 9.22 at any time in its sole discretion.

SECTION 9.23. Authoritative Version of Share Terms. The Company and the Purchaser agree (i) to use commercially reasonable efforts to cause the Share Terms to be translated into a Japanese version reasonably satisfactory to both parties, so as to reflect accurately in Japanese the Terms and Conditions attached hereto as Exhibit B and (ii) that such Japanese version of the Share Terms shall govern and be the authoritative version of the Share Terms.

IN WITNESS WHEREOF, the Company and the Purchaser have duly executed this Agreement, all as of the date first written above.

ASAHI TEC CORPORATION,

by	/s/ AKIRA NAKAMURA
Name: Akira Nakamura
Title: President

DAIMLERCHRYSLER CORPORATION,

by	/s/ JOHN C. STELLMAN
Name: John C. Stellman
Title: Vice President